EXHIBIT 1 EXECUTION COPY

                                AMENDMENT (this "Amendment"), dated as of December 17, 2002, to the Sales Agency Agreement, dated as of November 21, 2002 (the "Sales Agency Agreement"), by and between PPL Corporation, a Pennsylvania corporation and Salomon Smith Barney Inc.

RECITALS:

                               WHEREAS, the parties hereto desire to amend the Sales Agency Agreement as provided herein;

                               NOW THEREFORE, the parties hereto agree as follows:

                                1. The first sentence of Section 1 of the Sales Agency Agreement shall be amended only to delete the phrase "with a market value of up to $40,000,000" and to replace such phrase with the phrase "with a market value of up to $100,000,000".

                               2. This Amendment shall become effective upon its execution and delivery by each of the parties hereto.

                               3. This Amendment shall be governed by, and shall be construed in accordance with, the laws of the State of New York.

                               4. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                               5. By its execution of this Amendment, each party hereto represents and warrants to the other party hereto that it has duly authorized, executed and delivered this Amendment and that this Amendment constitutes its valid and legally binding agreement.

                               6. Other than as expressly amended hereby, the Sales Agency Agreement shall remain in full force and effect, and each reference therein to "Sales Agency Agreement" or to "this Agreement" shall mean the Sales Agency Agreement as amended hereby.

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                               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date set forth above.

PPL CORPORATION

By: /s/ James E. Abel
Name:	James E. Abel
Title:	Vice President-Finance
and Treasurer

SALOMON SMITH BARNEY INC.

By: /s/ Dean Keller
Name:	Dean Keller
Title:	Director